Exhibit 10.1

April 7, 2010

Daniel Rabinovitsj

Address on File

Dear Dan:

We very much enjoyed our conversations with you during the interview process and are pleased to offer you the position of Vice President & General Manager Networking Business Unit, resident in our Santa Clara facility and reporting to me in my role as President & Chief Executive Officer. In your new role, you will be responsible for all aspects of the business including revenue and business growth, customer relationships and products for the Retail, Enterprise, and Carrier channels. Your annual base salary will be $280,000 less any applicable taxes.

You will be eligible to participate in the Executive Incentive Plan. Your target annual bonus for the 2010 plan year will be 120% of your actual base earnings – 60% tied to baseline targets, and 60% for achievement of stretch goals. A copy of the plan will be provided upon hire.

You will receive $6,000 per month as a housing allowance (less any applicable taxes) for the first 15 months after your hire date, subject to your continued employment with the Company.

Also, upon approval by the appropriate committee of the Board of Directors, you will receive (1) an option to purchase 50,000 shares of the common stock of the Company and (2) 40,000 Restricted Stock Units (RSUs). One quarter of the option shares will vest on the first anniversary of your hire date and the remaining shares will vest monthly over the following three years during your continued employment. One quarter of the restricted stock units will vest in an open trading window approximately one year after your hire date and the remaining shares will vest quarterly from that date over the next three years during your employment.

To support your relocation to the Bay Area, we will reimburse you for household and family moving expenses up to $50,000. Expenses will be reimbursed based upon submission of actual receipts and be subject to any applicable tax withholding. We will also provide you with 30 days of temporary living. In the event your employment with the Company voluntarily terminates prior to the first anniversary of your start date, you agree to refund a prorated portion of the relocation support provided to the Company.

You will be eligible to participate in all of Atheros’ employee benefits, including medical, dental, and vision health coverage as well as life insurance, short and long-term disability, the employee stock purchase plan, 401k plan, and paid time off. See attachments for more details. You will also be eligible to participate in the Executive Incentive Plan described above, subject to annual review and approval by the appropriate committee of the Board of Directors.

Dan, we are looking forward to having you join the Atheros team during this exciting time in our growth and we look forward to all your contributions.

If you have any questions, don’t hesitate to contact me at 408-773-5208; I’ll do what I can to either answer your questions myself or to have your questions answered by HR.

Sincerely,

/s/ Craig Barratt

Craig Barratt
President and CEO
Atheros Communications, Inc.

Please acknowledge your acceptance by signing below where indicated, faxing one signed letter to the Human Resources confidential fax at (408) 736-8774, and returning the signed letter to Atheros. I also ask that you review and sign the Proprietary Information and Inventions Agreement and the Arbitration Agreement and Severance and Change in Control Agreement, both of which are attached with this offer letter. Your signature acknowledges your receipt and understanding of and agreement with the attachments as well as this offer letter, which will remain effective until April 9, 2010.

Start Date:	May 24, 2010

Accepted by:	/s/ Daniel Rabinovitsj	Dated:	9 April, 2010
Daniel Rabinovitsj